EXHIBIT 10.18

CREDIT AGREEMENT

     THIS AGREEMENT is entered into as of December 15th, 2004, by and between TEKELEC, a California corporation (“Borrower”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Bank”).

RECITALS

     Borrower has requested that Bank extend or continue credit to Borrower as described below, and Bank has agreed to provide such credit to Borrower on the terms and conditions contained herein.

     NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Bank and Borrower hereby agree as follows:

As used herein, the following terms have the following meanings:

“Acceptable Securities” means securities and other investments that comply in all respects with the Investment Policy.

“Business Day” means any day except a Saturday, Sunday or any other day on which commercial banks in California are authorized or required by law to close.

“Intermediary” means Wells Fargo Capital Management, LLC or any successor thereto.

“Investment Policy” means Borrower’s investment policy dated as of December 18th, 2003, a copy of which is attached hereto as Exhibit A, without regard to any changes made after such date to Borrower’s investment policy.

“Letter of Credit” has the meaning set forth in Section 1.1(b) hereof

“Letter of Credit Agreement” has the meaning set forth in Section 1.1(b) hereof

“Line of Credit” has the meaning set forth in Section 1.1(a) hereof.

“Line of Credit Note” has the meaning set forth in Section 1.1(a) hereof.

“OAC” means such lawful currency of a jurisdiction other than the United States in which Bank, in its sole discretion, agrees to issue and denominate Letters of Credit.

“Loan Documents” means this Agreement and each promissory note, contract, instrument and other document required hereby or at any time hereafter delivered to Bank in connection herewith.

“Pledged Account” means Borrower’s securities account number 15614401 maintained with Intermediary.

“SEC” means the Securities and Exchange Commission or any successor thereto.

“Spot Rate” means, with respect to any currency, the rate quoted by the Bank as the spot rate for the purchase by the Bank of such currency with another currency through its foreign exchange desk at approximately 11:00 A.M. (San Francisco time) on the date two (2) Business Days prior to the date as of which the foreign exchange computation is made.

“Sufficient Assets” means cash, cash equivalents and/or Acceptable Securities in an aggregate face amount equal to 100% of the amount of a requested advance or USD-denominated Letter of Credit or 120% of the USD Equivalent Amount of a OAC-denominated Letter of Credit.

“Tangible Net Worth” means the aggregate of total stockholders’ equity plus subordinated debt less any intangible assets.

“USD” means United States Dollars.

“USD Equivalent Amount” means, as of any date of determination, with respect to amounts denominated in USD, the face amount thereof, and, with respect to amounts denominated in OAC, the equivalent amount in USD as determined by the Bank at such time on the basis of the Spot Rate for the purchase of USD with the applicable OAC.

ARTICLE I
CREDIT TERMS

     SECTION 1.1. LINE OF CREDIT.

     (a) Line of Credit. Subject to the terms and conditions of this Agreement, Bank hereby agrees to make advances to Borrower from time to time up to and including December 15th, 2005, not to exceed at any time the aggregate principal amount of Thirty Million Dollars ($30,000,000.00) (“Line of Credit”), the proceeds of which shall be used for working capital and other general corporate purposes. Borrower’s obligation to repay advances under the Line of Credit shall be evidenced by a promissory note dated as of December 15th, 2004 (“Line of Credit Note”), all terms of which are incorporated herein by this reference. Each advance shall be in the minimum amount of $1,000,000.00.

     (b) Letter of Credit Subfeature. As a subfeature under the Line of Credit, Bank agrees from time to time during the term thereof to issue or cause an affiliate to issue standby letters of credit in either USD or OAC for the account of Borrower for corporate purposes (each, a “Letter of Credit”); provided however, that the aggregate undrawn amount of, and the aggregate amount drawn and not yet reimbursed under, all outstanding Letters of Credit shall not at any time exceed the USD Equivalent Amount of Twenty Million Dollars ($20,000,000.00). The form and substance of each Letter of Credit shall be subject to approval by Bank, in its reasonable discretion. Each Letter of Credit shall be issued for a term not to exceed 12 months, as designated by Borrower; provided however, that no Letter of Credit shall have an expiration date subsequent to the maturity date of the Line of Credit. An amount equal to the sum of 100% of the undrawn amount of outstanding USD-denominated Letters of Credit and 120% of the undrawn USD Equivalent Amount of outstanding OAC-denominated Letters of Credit shall be reserved under the Line of Credit and shall not be available for borrowings thereunder. Each Letter of Credit shall be subject to the additional terms and conditions of the Letter of Credit agreements, applications and any related documents required by Bank and agreed to by Borrower in connection with the issuance thereof. Each drawing paid under a Letter of Credit shall be deemed an advance under the Line of Credit in the USD Equivalent Amount of such drawing (which advance, until converted by Borrower to a “LIBOR”-based advance, shall be a “Prime Rate”-based advance (both as defined in the Line of Credit Note) and shall be repaid by Borrower in accordance with the terms and conditions of this Agreement applicable to such advances; provided however, that if advances under the Line of Credit are not available, for any reason, at the time any drawing is paid, then Borrower shall immediately pay to Bank the full USD Equivalent Amount drawn, together with interest thereon from the date such drawing is paid to the date such amount is fully repaid by Borrower, at the Prime Rate-based rate of interest applicable to advances under the Line of Credit. In the event that Borrower fails to pay the amounts set forth in the preceding sentence within 10 days of Bank’s demand therefor, Borrower agrees that Bank, in its sole discretion, may debit any account maintained by Borrower with Bank for the amount of any such drawing. In the event of a conflict between the terms of the Letter of Credit Agreement and this Agreement, the terms of this Agreement shall prevail.

     (c) Borrowing and Repayment. Borrower may from time to time during the term of the Line of Credit borrow, partially or wholly repay its outstanding borrowings, and reborrow, subject to all of the limitations, terms and conditions contained herein or in the Line of Credit Note; provided however, that the total outstanding borrowings under the Line of Credit shall not at any time exceed the maximum principal amount available thereunder, as set forth above.

     SECTION 1.2. INTEREST/FEES.

     (a) Interest. The outstanding principal balance of the Line of Credit shall bear interest at the rate of interest set forth in the Line of Credit Note.

     (b) Computation and Payment. Interest shall be computed on the basis of a 360-day year, actual days elapsed. Interest shall be payable at the times and place set forth in each promissory note or other instrument or document required hereby.

     (c) Unused Commitment Fee. Borrower shall pay to Bank a fee equal to twenty hundredths of one percent (0.20%) per annum (computed on the basis of a 360-day year, actual days elapsed) on the average daily unused amount of the Line of Credit, which fee shall be calculated on a quarterly basis by Bank and shall be due and payable by Borrower in arrears within 10 days after the last day of each calendar quarter.

     (d) Letter of Credit Fees. Borrower shall pay to Bank (i) fees upon the issuance of each Letter of Credit equal to four-tenths percent (0.40%) per annum (computed on the basis of a 360-day year, actual days elapsed) of the face amount thereof, and (ii) fees upon the payment or negotiation of each drawing under any Letter of Credit and fees upon the occurrence of any other activity with respect to any Letter of Credit (including without limitation, the transfer, amendment or cancellation of any Letter of Credit) determined in accordance with Bank’s standard fees and charges then in effect for such activity.

     SECTION 1.3. COLLECTION OF PAYMENTS. Borrower authorizes Bank to collect all interest and fees due under each credit subject hereto by charging Borrower’s deposit account with Bank (the number of which shall be assigned when such deposit account is established), or any other deposit account maintained by Borrower with Bank, for the full amount thereof. Should there be insufficient funds in any such deposit account to pay all such sums when due, the full amount of such deficiency shall be immediately due and payable by Borrower. Until such deposit account is established at Bank, Borrower shall pay all interest and fees within 10 days of its receipt of each billing therefor. All principal shall be due and payable by Borrower at the times specified in this Agreement and the other Loan Documents.

     SECTION 1.4. COLLATERAL.

     As security for all indebtedness of Borrower to Bank subject hereto, Borrower hereby grants to Bank security interests of first priority in the Pledged Account.

All of the foregoing shall be evidenced by and subject to the terms of a security agreement, and securities account control agreement, all in form and substance reasonably satisfactory to Bank.

ARTICLE II
REPRESENTATIONS AND WARRANTIES

     Borrower makes the following representations and warranties to Bank, which representations and warranties shall survive the execution of this Agreement and shall continue in full force and effect until the full and final payment, and satisfaction and discharge, of all obligations of Borrower to Bank subject to this Agreement.

     SECTION 2.1. LEGAL STATUS. Borrower is a corporation, duly organized and existing and in good standing under the laws of the State of California, and is qualified or licensed to do business (and is in good standing as a foreign corporation, if applicable) in all jurisdictions in which such qualification or licensing is required or in which the failure to so qualify or to be so licensed could have a material adverse effect on Borrower.

     SECTION 2.2. AUTHORIZATION AND VALIDITY. The Loan Documents have been duly authorized, and upon their execution and delivery in accordance with the provisions hereof will constitute legal, valid and binding agreements and obligations of Borrower or the party which executes the same, enforceable in accordance with their respective terms, except as may be limited by: (x) bankruptcy, insolvency or similar laws affecting the rights of creditors generally; and (y) general principles of equity (regardless of whether considered in a proceeding in equity or at law).

     SECTION 2.3. NO VIOLATION. The execution, delivery and performance by Borrower of each of the Loan Documents do not violate any provision of any applicable law or regulation, or contravene any provision of the Articles of Incorporation or By-Laws of Borrower, or result in any breach of or default under any contract, obligation, indenture or other instrument to which Borrower is a party or by which Borrower may be bound.

     SECTION 2.4. LITIGATION. There are no pending, or to Borrower’s knowledge threatened, actions, claims, investigations, suits or proceedings by or before any governmental authority, arbitrator, court or administrative agency which could have a material adverse effect on the financial condition or operation of Borrower other than those disclosed by Borrower to Bank in writing prior to the date hereof.

     SECTION 2.5. CORRECTNESS OF FINANCIAL STATEMENT. The financial statement of Borrower dated June 30, 2004, a true copy of which has been delivered by Borrower to Bank prior to the date hereof, (a) is complete and correct and presents fairly the financial condition of Borrower, (b) discloses all liabilities of Borrower that are required to be reflected or reserved against under generally accepted accounting principles, whether liquidated or unliquidated, fixed or contingent, and (c) has been prepared in accordance with generally accepted accounting principles consistently applied. Since the date of such financial statement there has been no material adverse change in the financial condition of Borrower.

     SECTION 2.6. INCOME TAX RETURNS. Borrower has no knowledge of any pending assessments or adjustments of its income tax payable with respect to any year.

     SECTION 2.7. NO SUBORDINATION. There is no agreement, indenture, contract or instrument to which Borrower is a party or by which Borrower may be bound that requires the subordination in right of payment of any of Borrower’s obligations subject to this Agreement to any other obligation of Borrower.

     SECTION 2.8. PERMITS, FRANCHISES. Borrower possesses, and will hereafter possess, all permits, consents, approvals, franchises and licenses required and rights to all trademarks, trade names, patents, and fictitious names, if any, necessary to enable it to conduct the business in which it is now engaged in compliance with applicable law, except to the extent that non-compliance with any of the foregoing could not reasonably be expected to have a material adverse effect on Borrower’s financial condition of operations (a “Material Adverse Effect”).

     SECTION 2.9. ERISA. To the best of Borrower’s knowledge: Borrower is in compliance in all material respects with all applicable provisions of the Employee Retirement Income Security Act of 1974, as amended or recodified from time to time (“ERISA”); Borrower has not violated any provision of any defined employee pension benefit plan (as defined in ERISA) maintained or contributed to by Borrower (each, a “Plan”); no Reportable Event as defined in ERISA has occurred and is continuing with respect to any Plan initiated by Borrower; Borrower has met its minimum funding requirements under ERISA with respect to each Plan; and each Plan will be able to fulfill its benefit obligations as they come due in accordance with the Plan documents and under generally accepted accounting principles.

     SECTION 2.10. OTHER OBLIGATIONS. Borrower is not in default under any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation, which default could reasonably be expected to have a Material Adverse Effect.

     SECTION 2.11. ENVIRONMENTAL MATTERS. Except as disclosed by Borrower to Bank in writing prior to the date hereof, to the best of Borrower’s knowledge, Borrower is in compliance in all material respects with all applicable federal or state environmental, hazardous waste, health and safety statutes, and any rules or regulations adopted pursuant thereto, which govern or affect any of Borrower’s operations and/or properties, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Federal Resource Conservation and Recovery Act of 1976, and the Federal Toxic Substances Control Act, as any of the same may be amended, modified or supplemented from time to time. To Borrower’s knowledge, none of the operations of Borrower is the subject of any federal or state investigation evaluating whether any remedial action involving a material expenditure is needed to respond to a release of any toxic or hazardous waste or substance into the environment. Borrower has no material contingent liability in connection with any release of any toxic or hazardous waste or substance into the environment.

ARTICLE III
CONDITIONS

     SECTION 3.1. CONDITIONS OF INITIAL EXTENSION OF CREDIT. The obligation of Bank to extend any credit contemplated by this Agreement is subject to the fulfillment to Bank’s reasonable satisfaction of all of the following conditions:

     (a) Approval of Bank Counsel. All legal matters incidental to the extension of credit by Bank shall be reasonably satisfactory to Bank’s counsel.

     (b) Documentation. Bank shall have received, in form and substance reasonably satisfactory to Bank, each of the following, duly executed:

(i)	This Agreement.

(ii)	Letter of Credit Agreement.

(iii)	Line of Credit Note.

(iv)	Corporate Resolution.

(v)	Security Agreement.

(vi)	Securities Account Control Agreement.

(vii)	Such other documents as Bank may require under any other Section of this Agreement.

     (c) Financial Condition. Since December 31, 2003, there shall have been no material adverse change, as reasonably determined by Bank, in the financial condition or business of Borrower.

     SECTION 3.2. CONDITIONS OF EACH EXTENSION OF CREDIT. The obligation of Bank to make each extension of credit requested by Borrower hereunder shall be subject to the fulfillment to Bank’s reasonable satisfaction of each of the following conditions:

     (a) Compliance. The representations and warranties contained herein and in each of the other Loan Documents shall be true in all material respects on and as of the date of the signing of this Agreement and on the date of each extension of credit by Bank pursuant hereto, with the same effect as though such representations and warranties had been made on and as of each such date, and on each such date, no Event of Default as defined herein, and no condition, event or act which with the giving of notice or the passage of time or both would constitute such an Event of Default, shall have occurred and be continuing or shall exist.

     (b) Notice of Borrowing. Bank shall have received a Notice of Borrowing, in the form of Exhibit B hereto, with respect to each advance or an Application for Letter of Credit, in the form of Exhibit C hereto, with respect to each Letter of Credit not later than seven (7) Business Days prior to the date of a requested advance or Letter of Credit.

     (c) Collateral. Borrower shall have deposited Sufficient Assets into the Pledged Account not later than seven (7) Business Days prior to the date of a requested advance or Letter of Credit.

     (d) Documentation. Bank shall have received all additional documents which may be required hereunder in connection with such extension of credit.

ARTICLE IV
AFFIRMATIVE COVENANTS

     Borrower covenants that so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrower to Bank under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrower subject hereto, Borrower shall, unless Bank otherwise consents in writing:

     SECTION 4.1. PUNCTUAL PAYMENTS. Punctually pay all principal, interest, fees or other liabilities due under any of the Loan Documents at the times and place and in the manner specified therein, and immediately upon written demand by Bank, the amount by which the outstanding principal balance of any credit subject hereto at any time exceeds any limitation on borrowings applicable thereto.

     SECTION 4.2. ACCOUNTING RECORDS. Maintain adequate books and records in accordance with generally accepted accounting principles consistently applied, and permit any representative of Bank, at any reasonable time and upon reasonable prior written notice, to inspect, audit and examine such books and records, to make copies of the same, and to inspect the properties of Borrower.

     SECTION 4.3. FINANCIAL STATEMENTS. Provide to Bank all of the following, in form and detail reasonably satisfactory to Bank:

     (a) not later than 90 days after and as of the end of each fiscal year, an audited financial statement of Borrower, prepared by certified public accountants acceptable to Bank, to include balance sheet, income statement, statement of cash flows and footnotes, and within ten (10) days after filing with the SEC, copies of Borrower’s filed 10K report for such year;

     (b) not later than 45 days after and as of the end of each fiscal quarter, a financial statement of Borrower, prepared by Borrower, to include balance sheet, income statement and statement of cash flows, and within ten (10) days after filing with the SEC, copies of Borrower’s filed 10Q report for such quarter;

     (c) not later than ten (10) days after and as of the last day of each month, a copy of the brokerage statement covering the Pledged Account (provided, however, that Borrower hereby authorizes Bank to at any time obtain from Intermediary all details concerning the Pledged Account as may be requested by Bank);

     (d) from time to time such other information as Bank may reasonably request.

     SECTION 4.4. COMPLIANCE. Preserve and maintain all licenses, permits, governmental approvals, rights, privileges and franchises necessary for the conduct of its business; and comply with the provisions of all documents pursuant to which Borrower is organized and/or which govern Borrower’s continued existence and with the material requirements of all laws, rules, regulations and orders of any governmental authority applicable to Borrower and/or its business.

     SECTION 4.5. INSURANCE. Maintain and keep in force insurance of the types and in amounts customarily carried in lines of business similar to that of Borrower, including but not limited to fire, extended coverage, public liability, flood, property damage and workers’ compensation, with all such insurance carried with companies and in commercially reasonable amounts, and deliver to Bank from time to time at Bank’s reasonable (but in no event more than one (1) time in any 12-month period, unless an Event of Default exists) request schedules setting forth all insurance then in effect.

     SECTION 4.6. FACILITIES. Keep all properties useful or necessary to Borrower’s business in good repair and condition, and from time to time make necessary repairs, renewals and replacements thereto so that such properties shall be fully and efficiently preserved and maintained.

     SECTION 4.7. TAXES AND OTHER LIABILITIES. Pay and discharge when due any and all indebtedness, obligations, assessments and taxes, both real or personal, including without limitation federal and state income taxes and state and local property taxes and assessments, except such (a) as Borrower may in good faith contest or as to which a bona fide dispute may arise, and (b) for which Borrower has made provision, to Bank’s reasonable satisfaction, for eventual payment thereof in the event Borrower is obligated to make such payment.

     SECTION 4.8. LITIGATION. Promptly give notice in writing to Bank of any litigation pending or, to Borrower’s knowledge, threatened against Borrower with a claim in excess of $5,000,000.00.

     SECTION 4.9. FINANCIAL CONDITION. Maintain Borrower’s consolidated financial condition as follows using generally accepted accounting principles consistently applied and used consistently with prior practices (except to the extent modified by the definitions herein), with compliance determined commencing with Borrower’s financial statements for the period ending September 30, 2004:

     (a) Tangible Net Worth, determined as of the end of each fiscal quarter, not less than an amount equal to 80% of Borrower’s Tangible Net Worth as of September 30, 2004.

     SECTION 4.10. NOTICE TO BANK. Promptly (but in no event more than five (5) days after the occurrence of each such event or matter) give written notice to Bank in reasonable detail of: (a) the occurrence of any Event of Default, or any condition, event or act known to Borrower which with the giving of notice or the passage of time or both would constitute an Event of Default; (b) any change in the name or the organizational structure of Borrower; or (c) the occurrence and nature of any Reportable Event or Prohibited Transaction, each as defined in ERISA, or any funding deficiency with respect to any Plan.

ARTICLE V
NEGATIVE COVENANTS

     Borrower further covenants that so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrower to Bank under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrower subject hereto, Borrower will not without Bank’s prior written consent:

     SECTION 5.1. USE OF FUNDS. Use any of the proceeds of any credit extended hereunder except for the purposes stated in Article I hereof.

     SECTION 5.2. INVESTMENTS. Make any investments other than as permitted in Section 5.3 or in accordance with Borrower’s investment policy.

     SECTION 5.3. MERGER, CONSOLIDATION, ACQUISITION. Merge into or consolidate with any other entity unless Borrower is the surviving entity and such merger has been approved by the Board Of Directors of the other entity; make any substantial change in the nature of Borrower’s business as conducted as of the date hereof; acquire the ownership interests in any entity unless the Board of Directors of such entity has approved the acquisition.

     SECTION 5.4. PLEDGE OF ASSETS. Mortgage, pledge, grant or permit to exist a security interest in, or lien upon, all or any portion of the Pledged Account, except in favor of Bank

ARTICLE VI
EVENTS OF DEFAULT

     SECTION 6.1. The occurrence of any of the following shall constitute an “Event of Default” under this Agreement:

     (a) Borrower shall fail to pay when due any principal when due, or any interest, fees or other amounts payable under any of the Loan Documents within five (5) days after the applicable due date.

     (b) Any financial statement or certificate furnished to Bank in connection with, or any representation or warranty made by Borrower or any other party on behalf of Borrower under this Agreement or any other Loan Document shall prove to be incorrect, false or misleading in any material respect when furnished or made.

     (c) Any default in the performance of or compliance with any obligation, agreement or other provision contained herein or in any other Loan Document (other than those referred to in subsections (a) and (b) above), and with respect to any such default which by its nature can be cured, such default shall continue for a period of twenty (20) days after written notice from Bank to Borrower, provided, however, that such written notice and 20 day period shall not be applicable to a default consisting of a breach of Sections 4.3, 5.1, 5.2, 5.3 or 5.4 hereof, or of Borrower’ s obligation to maintain the Collateral Value of the Pledged Account as defined and set forth in the Addendum to Security Agreement executed by Borrower in connection with the Pledged Account.

     (d) Any default in the payment or performance of any obligation, or any defined event of default, under the terms of any contract or instrument (other than any of the Loan Documents) pursuant to which Borrower has incurred any debt or other liability to any person or entity, including Bank, and, if the debt or other liability is owed to a party other than Bank, the amount thereof exceeds $5,000,000.00 and as result of such default, the debt or liability is then due and payable in full or holder of thereof has the right to declare the same due and payable in full.

     (e) The filing of a notice of judgment lien against Borrower; or the recording of any abstract of judgment against Borrower in any county in which Borrower has an interest in real property; or the service of a notice of levy and/or of a writ of attachment or execution, or other like process, against the assets of Borrower; or the entry of a judgment against Borrower; and, with respect to any of the foregoing, the amount involved exceeds $5,000,000.00.

     (f) Borrower shall become insolvent, or shall suffer or consent to or apply for the appointment of a receiver, trustee, custodian or liquidator of itself or any of its property, or shall generally fail to pay its debts as they become due, or shall make a general assignment for the benefit of creditors; Borrower shall file a voluntary petition in bankruptcy, or seeking reorganization, in order to effect a plan or other arrangement with creditors or any other relief under the Bankruptcy Reform Act, Title 11 of the United States Code, as amended or recodified from time to time (“Bankruptcy Code”), or under any state or federal law granting relief to debtors, whether now or hereafter in effect; or any involuntary petition or proceeding pursuant to the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors is filed or commenced against Borrower (and a full dismissal of such petition or proceeding is not effected within sixty (60) days after the date of filing of such petition or commencement of such proceeding), or Borrower shall file an answer admitting the jurisdiction of the court and the material allegations of any involuntary petition; or Borrower shall be adjudicated a bankrupt, or an order for relief shall be entered against Borrower by any court of competent jurisdiction under the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors.

     (g) There shall exist or occur any event or condition which Bank in good faith believes impairs, or is substantially likely to impair, the prospect of payment or performance by Borrower of its material obligations under any of the Loan Documents.

     (h) The dissolution or liquidation of Borrower, or any of its directors, stockholders or members, shall take action seeking to effect the dissolution or liquidation of Borrower.

     (i) Any change in ownership of an aggregate of thirty-five percent (35%) or more of the common stock of Borrower in a single transaction or in a series of related transactions.

     SECTION 6.2. REMEDIES. Upon the occurrence of any Event of Default: (a) all indebtedness of Borrower under each of the Loan Documents, any term thereof to the contrary notwithstanding, shall at Bank’s option and without notice become immediately due and payable without presentment, demand, protest or notice of dishonor, all of which are hereby expressly waived by each Borrower; (b) the obligation, if any, of Bank to extend any further credit under any of the Loan Documents shall immediately cease and terminate; and (c) Bank shall have all rights, powers and remedies available under each of the Loan Documents, or accorded by law, including without limitation the right to resort to any or all security for any credit subject hereto and to exercise any or all of the rights of a beneficiary or secured party pursuant to applicable law. All rights, powers and remedies of Bank may be exercised at any time by Bank and from time to time after the occurrence of an Event of Default, are cumulative and not exclusive, and shall be in addition to any other rights, powers or remedies provided by law or equity.

ARTICLE VII
MISCELLANEOUS

     SECTION 7.1. NO WAIVER. No delay, failure or discontinuance of Bank in exercising any right, power or remedy under any of the Loan Documents shall affect or operate as a waiver of such right, power or remedy; nor shall any single or partial exercise of any such right, power or remedy preclude, waive or otherwise affect any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver, permit, consent or approval of any kind by Bank of any breach of or default under any of the Loan Documents must be in writing and shall be effective only to the extent set forth in such writing.

     SECTION 7.2. NOTICES. All notices, requests and demands which any party is required or may desire to give to any other party under any provision of this Agreement must be in writing delivered to each party at the following address:

BORROWER:	TEKELEC
Treasury Department
26580 West Agoura Rd
Calabasas, CA 91302

BANK:	WELLS FARGO BANK, NATIONAL ASSOCIATION
U.S. Corporate Banking Group, MAC E2818-163
707 Wilshire Blvd., 16th Floor
Los Angeles, CA 90017

or to such other address as any party may designate by written notice to all other parties. Each such notice, request and demand shall be deemed given or made as follows: (a) if sent by hand delivery, upon delivery; (b) if sent by mail, upon the earlier of the date of receipt or three (3) days after deposit in the U.S. mail, first class and postage prepaid; and (c) if sent by facsimile, upon receipt.

          SECTION 7.3. COSTS, EXPENSES AND ATTORNEYS’ FEES. Borrower shall pay to Bank immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys’ fees (to include outside counsel fees and all allocated costs of Bank’s in-house counsel), expended or incurred by Bank in connection with (a) the negotiation and preparation of any amendments and waivers to this Agreement and the other Loan Documents, (b) the enforcement of Bank’s rights and/or the collection of any amounts which become due to Bank under any of the Loan Documents, and (c) the prosecution or defense of any action in any way related to any of the Loan Documents, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other person) relating to any Borrower. Notwithstanding any provision in this Agreement to the contrary, in any action or dispute between the parties arising out of or in any way connected with this Agreement or any of the other Loan Documents, the prevailing party in any such action or dispute (whether by way of judgment, arbitration award, mediation, settlement or otherwise, and whether or not suit is commenced) shall be entitled to collect from the other party the prevailing party’s costs and expenses incurred in connection with such action or dispute, including, without limitation, all litigation costs and reasonable attorneys’ fees.

     SECTION 7.4. SUCCESSORS, ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators, legal representatives, successors and assigns of the parties; provided however, that Borrower may not assign or transfer its interest hereunder without Bank’s prior written consent. Bank reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in, Bank’s rights and benefits under each of the Loan Documents. In connection therewith, Bank may disclose all documents and information which Bank now has or may hereafter acquire relating to any credit subject hereto, Borrower or its business, or any collateral required hereunder.

     SECTION 7.5. ENTIRE AGREEMENT; AMENDMENT. This Agreement and the other Loan Documents constitute the entire agreement between Borrower and Bank with respect to each credit subject hereto and supersede all prior negotiations, communications, discussions and correspondence concerning the subject matter hereof. This Agreement may be amended or modified only in writing signed by each party hereto.

     SECTION 7.6. NO THIRD PARTY BENEFICIARIES. This Agreement is made and entered into for the sole protection and benefit of the parties hereto and their respective permitted successors and assigns, and no other person or entity shall be a third party beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any other of the Loan Documents to which it is not a party.

     SECTION 7.7. TIME. Time is of the essence of each and every provision of this Agreement and each other of the Loan Documents.

     SECTION 7.8. SEVERABILITY OF PROVISIONS. If any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or any remaining provisions of this Agreement.

     SECTION 7.9. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original, and all of which when taken together shall constitute one and the same Agreement.

     SECTION 7.10. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

     SECTION 7.11. ARBITRATION.

          (a) Arbitration. The parties hereto agree, upon demand by any party, to submit to binding arbitration all claims, disputes and controversies between or among them (and their respective employees, officers, directors, attorneys, and other agents), whether in tort, contract or otherwise arising out of or relating to in any way (i) the loan and related Loan Documents which are the subject of this Agreement and its negotiation, execution, collateralization, administration, repayment, modification, extension, substitution, formation, inducement, enforcement, default or termination; or (ii) requests for additional credit.

          (b) Governing Rules. Any arbitration proceeding will (i) proceed in a location in California selected by the American Arbitration Association (“AAA”); (ii) be governed by the Federal Arbitration Act (Title 9 of the United States Code), notwithstanding any conflicting choice of law provision in any of the documents between the parties; and (iii) be conducted by the AAA, or such other administrator as the parties shall mutually agree upon, in accordance with the AAA’s commercial dispute resolution procedures, unless the claim or counterclaim is at least $1,000,000.00 exclusive of claimed interest, arbitration fees and costs in which case the arbitration shall be conducted in accordance with the AAA’s optional procedures for large, complex commercial disputes (the commercial dispute resolution procedures or the optional procedures for large, complex commercial disputes to be referred to, as applicable, as the “Rules”). If there is any inconsistency between the terms hereof and the Rules, the terms and procedures set forth herein shall control. Any party who fails or refuses to submit to arbitration following a demand by any other party shall bear all costs and expenses incurred by such other party in compelling arbitration of any dispute. Nothing contained herein shall be deemed to be a waiver by any party that is a bank of the protections afforded to it under 12 U.S.C. §91 or any similar applicable state law.

          (c) No Waiver of Provisional Remedies, Self-Help and Foreclosure. The arbitration requirement does not limit the right of any party to (i) foreclose against real or personal property collateral; (ii) exercise self-help remedies relating to collateral or proceeds of collateral such as setoff or repossession; or (iii) obtain provisional or ancillary remedies such as replevin, injunctive relief, attachment or the appointment of a receiver, before during or after the pendency of any arbitration proceeding. This exclusion does not constitute a waiver of the right or obligation of any party to submit any dispute to arbitration or reference hereunder, including those arising from the exercise of the actions detailed in sections (i), (ii) and (iii) of this paragraph.

     (d) Arbitrator Qualifications and Powers. Any arbitration proceeding in which the amount in controversy is $5,000,000.00 or less will be decided by a single arbitrator selected according to the Rules, and who shall not render an award of greater than $5,000,000.00. Any dispute in which the amount in controversy exceeds $5,000,000.00 shall be decided by majority vote of a panel of three (3) arbitrators; provided however, that all three (3) arbitrators must actively participate in all hearings and deliberations. The arbitrator will be a neutral attorney licensed in the State of California or a neutral retired judge of the state or federal judiciary of California, in either case with a minimum of 10 years experience in the substantive law applicable to the subject matter of the dispute to be arbitrated. The arbitrator will determine whether or not an issue is arbitratable and will give effect to the statutes of limitation in determining any claim. In any arbitration proceeding the arbitrator will decide (by documents only or with a hearing at the arbitrator’s discretion) any pre-hearing motions which are similar to motions to dismiss for failure to state a claim or motions for summary adjudication. The arbitrator shall resolve all disputes in accordance with the substantive law of California and may grant any remedy or relief that a court of such state could order or grant within the scope hereof and such ancillary relief as is necessary to make effective any award. The arbitrator shall also have the power to award recovery of all costs and fees, to impose sanctions and to take such other action as the arbitrator deems necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure, the California Rules of Civil Procedure or other applicable law. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction. The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

     (e) Discovery. In any arbitration proceeding discovery will be permitted in accordance with the Rules. All discovery shall be expressly limited to matters directly relevant to the dispute being arbitrated and must be completed no later than 20 days before the hearing date and within 180 days of the filing of the dispute with the AAA. Any requests for an extension of the discovery periods, or any discovery disputes, will be subject to final determination by the arbitrator upon a showing that the request for discovery is essential for the party’s presentation and that no alternative means for obtaining information is available.

     (f) Class Proceedings and Consolidations. The resolution of any dispute arising pursuant to the terms of this Agreement shall be determined by a separate arbitration proceeding and such dispute shall not be consolidated with other disputes or included in any class proceeding.

     (g) Payment Of Arbitration Costs And Fees. The arbitrator shall award all costs and expenses of the arbitration proceeding.

     (h) Real Property Collateral; Judicial Reference. Notwithstanding anything herein to the contrary, no dispute shall be submitted to arbitration if the dispute concerns indebtedness secured directly or indirectly, in whole or in part, by any real property unless (i) the holder of the mortgage, lien or security interest specifically elects in writing to proceed with the arbitration, or (ii) all parties to the arbitration waive any rights or benefits that might accrue to them by virtue of the single action rule statute of California, thereby agreeing that all indebtedness and obligations of the parties, and all mortgages, liens and security interests securing such indebtedness and obligations, shall remain fully valid and enforceable. If any such dispute is not submitted to arbitration, the dispute shall be referred to a referee in accordance with California Code of Civil Procedure Section 638 et seq., and this general reference agreement is intended to be specifically enforceable in accordance with said Section 638. A referee with the qualifications required herein for arbitrators shall be selected pursuant to the AAA’s selection procedures. Judgment upon the decision rendered by a referee shall be entered in the court in which such proceeding was commenced in accordance with California Code of Civil Procedure Sections 644 and 645.

     (i) Miscellaneous. To the maximum extent practicable, the AAA, the arbitrators and the parties shall take all action required to conclude any arbitration proceeding within 180 days of the filing of the dispute with the AAA. No arbitrator or other party to an arbitration proceeding may disclose the existence, content or results thereof, except for disclosures of information by a party required in the ordinary course of its business or by applicable law or regulation. If more than one agreement for arbitration by or between the parties potentially applies to a dispute, the arbitration provision most directly related to the Loan Documents or the subject matter of the dispute shall control. This arbitration provision shall survive termination, amendment or expiration of any of the Loan Documents or any relationship between the parties.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.

WELLS FARGO BANK,
TEKELEC	NATIONAL ASSOCIATION

By:	By:

Title:	Title: